Confirming Statement

I hereby confirm that I have authorized and designated each of Jennifer L. Vogel, Lori A. Gobillot, Gerald W. Clanton and Sarah E. Hagy to execute and file on my behalf all Forms 3, 4 and 5 (including any amendments thereto) that I may be required to file with the United States Securities and Exchange Commission as a result of my position with, or my ownership of or transactions in securities of, Continental Airlines, Inc. (“Continental”).  The authority of such individuals under this Statement shall continue until I am no longer required to file Forms 4 or 5 with regard to Continental, unless earlier revoked in writing.  I hereby acknowledge that such individuals are not assuming, nor is Continental assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

/s/ Irene E. (Nene) Foxhall

Print Name:_                                Irene E. (Nene) Foxhall

Dated:   January 7, 2010